Exhibit 4.47

DATED              2023

MEREO BIOPHARMA GROUP PLC

WARRANT INSTRUMENT

relating to the issue of warrants entitling the holders to

subscribe for Warrant Shares in the capital of

MEREO BIOPHARMA GROUP PLC

CONTENTS

1	DEFINITIONS AND INTERPRETATION	2

2	CONSTITUTION AND FORM OF WARRANTS	6

3	NUMBER OF WARRANT SHARES	6

4	CERTIFICATES	6

5	TIMING FOR EXERCISE OF SUBSCRIPTION RIGHTS	7

6	EXERCISE OF SUBSCRIPTION RIGHTS	7

7	COMPLETION	8

8	TRANSFER OF WARRANTS	9

9	MODIFICATION AND CESSATION OF RIGHTS	9

10	INFORMATION AND RIGHTS OF WARRANTHOLDER(S)	10

11	RESTRICTIONS ON AND UNDERTAKINGS OF THE COMPANY	10

12	WARRANTIES	11

13	NOTICES	11

14	COSTS AND EXPENSES

15	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	11

16	FURTHER ASSURANCE	11

17	SEVERABILITY	11

18	GOVERNING LAW	11

SCHEDULE 1 FORM OF WARRANT CERTIFICATE		13

SCHEDULE 2 CONDITIONS		17

THIS WARRANT INSTRUMENT is made on              2023

BY:

(1)

MEREO BIOPHARMA GROUP PLC, a public limited company incorporated in England and Wales with company number 04206001 whose registered office is at 4th Floor, One, Cavendish Place, London, England, W1G 0QF (“Company”).

BACKGROUND:

(A)	The Company, by resolution of its directors, has agreed to issue 2023 Warrants to subscribe for Warrant Shares in the capital of the Company on the terms set out in this instrument.

(B)

Either all of the registered holders of shares in the Company have irrevocably waived all pre-emption rights conferred on them (whether by the Companies Act, the Articles or otherwise) or such pre-emption rights have been validly disapplied in relation to the number of 2023 Warrants and shares in the Company issued pursuant to this instrument.

(C)	This instrument has been executed by the Company as a deed in favour of the Warrantholder.

IT IS AGREED:

1	DEFINITIONS AND INTERPRETATION

1.1	In this instrument the following words and expressions shall (unless the context requires otherwise) have the following meanings:

2023 Warrants	the warrants of the Company constituted by this instrument and all rights conferred by it (including the Subscription Rights);

ADS	means American Depositary Shares representing interests in the Ordinary Shares pursuant to a sponsored American Depositary Receipt facility with the Depositary;

ADS Exchange Ratio	means the ratio applicable to the exchange of Ordinary Shares for ADSs from time to time, which, as at the date of this instrument, is a ratio of 5 Ordinary Shares for each ADS;

AIM	the AIM market operated by the London Stock Exchange;

Articles	the articles of association of the Company for the time being;

Auditors	the Company’s auditors;

Business Day	a day (which for these purposes ends at 5.30 pm) on which banks are open for commercial business in the City of London and New York City other than a Saturday or Sunday;

Companies Act	the Companies Act 2006;

Competitor	means any entity (other than a reputable financial institution) whose business directly competes with the business carried out by a Group Company;

Conditions	the terms and conditions set out in Schedule 2 (subject to any alterations made in accordance with the provisions of this instrument);

Consent	the consent in writing of the Warrantholder(s) for the time being holding outstanding 2023 Warrants subject to outstanding Subscription Rights;

Depositary	means the Depositary engaged by the Company for the issuance and transfer of ADSs;

Directors	the board of directors of the Company (and/or, where relevant, a Group Company) for the time being;

Effective Date	has the meaning given in the Note Amendment Deed;

Exercise Date	the date of delivery to the registered office of the Company of the items specified in clause 6.2 (and the date of such delivery shall be the date on which such items are received at the Company’s registered office);

Final Date	5 years from the Effective Date;

Issuance and Delivery Instruction	means an issuance and delivery instruction in such form as notified from the Company to the Warrantholder from time to time, the current form of which is attached hereto at Schedule 3;

Issue Date	the Effective Date;

London Stock Exchange	London Stock Exchange plc;

Group	(i) the Company and its subsidiaries (if any), (ii) any holding company of the Company, and (iii) any subsidiaries of such holding companies from time to time and Group Company means any member of the Group;

Notice of Subscription	the notice addressed to the Company by a Warrantholder exercising its Subscription Rights in the form, or substantially in the form, set out in the schedule to the Warrant Certificate;

Note Amendment Deed	a deed of consent and amendment between the Company and the Warrantholder dated on or about the date hereof;

Ordinary Shares	ordinary shares in the capital of the Company and having the rights and privileges set out in the Articles;

Permitted Transferee	are: (a) a nominee of the Warrantholder; (b) a subsidiary of the Warrantholder; (c) a holding company of the Warrantholder; and (d) any subsidiaries of such holding companies from time to time.

Recognised Investment Exchange	a recognised investment exchange or overseas investment exchange (within the meaning thereof given for the purposes of section 285 of the Financial Services and Markets Act 2000, and shall include, without limitation, AIM or NASDAQ);

Register	the register of persons for the time being entitled to the benefit of the 2023 Warrants to be maintained pursuant to the Conditions;

Registrars	the registrars of the Company for the time being;

Subscription Price	the implied price of one Ordinary Share (which shall be determined by dividing (x) being the volume weighted average price of one ADS on the trading day immediately prior to the Issue Date by (y) being the number of Ordinary Shares currently represented by a single ADS in accordance with the ADS Exchange Ratio, as converted into pounds sterling by the Company applying the relevant U.S. dollar to GBP sterling exchange rate using the closing rate published by Bloomberg at 9:00 P.M., London time, the day prior to the Issue Date;

Subscription Rights	the rights of the Warrantholder(s) to subscribe for Warrant Shares under clause 6;

Warrant Certificate	a certificate evidencing a Warrantholder’s entitlement to 2023 Warrants in the form set out in Schedule 1;

Warrant Shares	Ordinary Shares to be issued pursuant to the terms of the 2023 Warrants;

Warrantholder	in relation to a 2023 Warrant, the person whose name appears in the Register as the holder of the 2023 Warrant.

1.2	In this instrument, unless the context otherwise requires:

1.2.1	words and expressions defined in the Companies Act or the Articles shall have the same meanings in this instrument (unless otherwise expressly defined in this instrument);

1.2.2	headings are used for convenience only and shall be ignored in interpreting this instrument;

1.2.3	reference to a clause or schedule is a reference to a clause of, or schedule to, this instrument;

1.2.4

reference to (or to any specific provision of) this instrument or any other document or instrument shall be construed as a reference to this instrument, that provision or that document or instrument as in force for the time being and as amended from time to time in accordance with its terms and the prior sanction of a Consent (where consent is required by the terms of this instrument as a condition to such amendment being made);

1.2.5

reference to any gender includes all genders, references to the singular includes the plural (and vice versa) and reference to persons includes bodies corporate, unincorporated associations and partnerships (whether or not any of the same have a separate legal personality);

1.2.6	reference to a statutory provision includes reference to:

(a)	the statute or statutory provision as modified or re-enacted from time to time; and

(b)	any subordinate legislation made under the statutory provision (as modified or re-enacted as set out in clause 1.2.6(a) above);

1.2.7

any words following the terms ‘including’, ‘include’, ‘in particular’, ‘for example’ or any other similar expression shall be construed as illustrative and shall not limit the sense of the words, description, phrase or term preceding those words; and

1.2.8

references to statutory obligations include obligations arising under articles of the Treaty establishing the European Community, and regulations, directives and decisions of the European Union as well as United Kingdom Acts of Parliament and subordinate legislation.

1.3

Unless otherwise specifically provided, where any notice, resolution or document is required by this instrument to be signed by any person, the reproduction of the signature of such person by fax or email shall suffice, provided that confirmation by first class letter is despatched by close of business on the next following Business Day, in which case the effective notice, resolution or document shall be that sent by fax or email (served in accordance with paragraphs 11 and 12 of Schedule 2), not the confirmatory letter.

1.4	This instrument incorporates the schedules to it.

2	CONSTITUTION AND FORM OF WARRANTS

2.1

This instrument constitutes the 2023 Warrants, which in aggregate give the Warrantholder(s) the right, upon the terms and subject to the conditions set out in this instrument, to subscribe in cash at a price per share equal to the Subscription Price for such number of Warrant Shares as is set out in clause 3.

2.2

Each Warrantholder shall be entitled to subscribe in cash at the Subscription Price for that number of Warrant Shares in respect of which it is entitled to be recorded as the holder in the Register on the terms set out in this instrument.

2.3	The 2023 Warrants shall be in registered form.

2.4	The 2023 Warrants are issued subject to the Articles and otherwise on the terms of this instrument (including the Conditions).

2.5

The Company agrees with the Warrantholder(s) and, in consideration of being issued a Warrant Certificate, each Warrantholder agrees with the Company that the Articles (insofar as they relate to the Warrants) and the terms of this instrument shall be binding upon the Company and each Warrantholder and all persons claiming through or under either of them.

2.6	No application will be made for the 2023 Warrants to be listed or dealt on any Recognised Investment Exchange (as that term is defined in the Financial Services and Markets Act 2000 (as amended)).

3	NUMBER OF WARRANT SHARES

The number of Warrant Shares over which 2023 Warrants will be issued is 2,000,000.

4	CERTIFICATES

4.1

The Company shall issue to each Warrantholder a Warrant Certificate in respect of that number of 2023 Warrants to which it is entitled as soon as reasonably practicable following a Warrantholder becoming entitled to such 2023 Warrants in accordance with clause 3.

4.2

If a Warrant Certificate is mutilated, defaced, lost, stolen or destroyed, the Company will replace it on such terms as to evidence and indemnity as the Company may reasonably require and subject to the Warrantholder who is seeking the replacement paying the Company’s reasonable costs (if any) in connection with the issue of the replacement.

4.3	Mutilated or defaced Warrant Certificates must be surrendered before replacements will be issued.

5	TIMING FOR EXERCISE OF SUBSCRIPTION RIGHTS

5.1	The Subscription Rights may be exercised at any time from the date of this instrument until 17:00 GMT on the Final Date and shall be exercised in accordance with clause 6.

5.2

A failure by any Warrantholder to exercise its Subscription Rights ahead of such time on the Final Date shall mean that such Warrantholder’s outstanding 2023 Warrants shall immediately lapse and be cancelled and such Warrantholder shall have no further rights under this instrument.

6	EXERCISE OF SUBSCRIPTION RIGHTS

6.1	The Subscription Rights may be exercised in whole or in part at any time.

6.2	In order to exercise its Subscription Rights validly, a Warrantholder must deliver the following items to the registered office of the Company:

6.2.1	the Warrant Certificate for the 2023 Warrants in respect of which the Subscription Rights are being exercised, together with the Notice of Subscription duly completed;

6.2.2

the name and address of the Warrantholder to which the Warrant Shares arising on an exercise of Subscription Rights are to be issued (or, if such shares are to be delivered as ADSs, the name and address of the custodian (or its nominee) of the Depositary; and

6.2.3

if and to the extent that the Ordinary Shares issued are to be delivered as ADSs, a completed Issuance and Delivery Instruction in the form set out at Schedule 3 hereto (as such form may be amended from time to time by notice to the Warrantholder) duly completed and executed by the Warrantholder.

6.3

6.3.1

The Subscription Price for each of the Warrant Shares shall be made by electronic wire transfer of immediately available funds to such account as is notified by the Company within 3 Business Days of the relevant Notice of Subscription delivered pursuant to clause 6.2.1 and no Warrant Shares shall be issued to the Warrantholder (or, in the case of Ordinary Shares to be delivered as ADSs, issued to the custodian (or its nominee) of the Depositary) until the aggregate Subscription Price has been satisfied.

6.3.2

In the event of any failure by a Warrantholder to deliver a duly completed Issuance and Delivery Instruction within 3 Business Days of delivering its Notice of Subscription, the Company shall disregard the Warrantholder’s request for delivery of the relevant Ordinary Shares as ADSs and shall issue the number of Ordinary Shares specified in the Notice of Subscription to the Warrantholder in accordance with clause 7.

6.4

In the event that a Warrantholder requires Ordinary Shares arising on exercise of the 2023 Warrants to be delivered as ADSs, the entitlement of such Warrantholder to ADSs shall be calculated using the ADS Exchange Ratio. No fractional ADSs will be issued, and any fractional entitlements to an ADS shall be issued to the relevant Warrantholder in the form of Ordinary Shares in accordance with clauses 6 and 7 of this instrument, rounded down to the nearest whole share.

7	COMPLETION

7.1	Following a valid exercise of Subscription Rights by a Warrantholder, the Company shall in accordance with clause 7.3:

7.1.1	allot and issue credited as fully paid the Warrant Shares to which the Warrantholder is entitled by exercising the Subscription Rights (the “Allotted Shares”) to:

(a)	the Warrantholder (or to its nominee or trustee as notified to the Company in the Notice of Subscription); or

(b)

in the event that the Warrantholder has required pursuant to clause 6.2 that Ordinary Shares to be issued from the Exercise of Subscription Rights are to be delivered as ADSs and delivered a duly completed Issuance and Delivery Instruction, and there is an effective registration statement covering the Ordinary Shares to be issued on such exercise, issue to, deposit with (and otherwise register in the name of) the custodian of the Depositary (or its nominee), and following such issuance and deposit the Company will direct the Depositary to issue an amount of ADSs via DTC (with such ADSs being eligible for listing on Nasdaq) in accordance with the corresponding Issuance and Delivery Instruction;

7.1.2

immediately following allotment and issue in accordance with clause 7.1.1, enter, or procure that the Company’s Registrars enter (i) the Warrantholder’s name (or its nominee’s or trustee’s name) or (ii) in the case of any Ordinary Shares to be delivered as ADSs, the name of the custodian (or its nominee) of the Depositary in the register of members of the Company as the holder of the Allotted Shares; and

7.1.3

immediately following entry into the register of members in accordance with clause 7.1.2, send to the person identified by the Warrantholder pursuant to clause 7.1.1 free of charge, share certificate(s) in respect of the Allotted Shares (other than any Allotted Shares delivered as ADSs, in respect of which no share certificate shall be issued to the custodian of the Depositary.

7.2	The obligations of the Company under clause 7.1 shall be fulfilled:

7.2.1	where the Allotted Shares are to be delivered as Ordinary Shares, within ten (10) days after the Notice of Subscription is lodged at the registered office of the Company; or

7.2.2

where the Allotted Shares are to be delivered as ADSs, within thirty (30) days after the Notice of Subscription is lodged at the registered office of the Company or as soon as reasonably practicable thereafter.

7.3	The Allotted Shares shall:

7.3.1	be allotted and issued fully paid;

7.3.2	rank pari passu with the Ordinary Shares of the Company then in issue;

7.3.3

rank for any dividend or other distribution which has previously been announced or declared if the date by which the holder of Warrant Shares must be registered to participate in such dividend or other distribution is after the Exercise Date pursuant to which the Subscription Rights have been exercised; and

7.3.4	be free from all claims, liens, charges, encumbrances, equities and third party rights.

7.4

If following allotment of shares pursuant to the exercise of some of the Subscription Rights, some Subscription Rights remain, the Company shall issue a Warrant Certificate to the Warrantholder within 15 Business Days for the balance of the Warrantholder’s Subscription Rights.

8	TRANSFER OF 2023 WARRANTS

8.1	Subject to clause 8.2, the 2023 Warrants may be transferred in whole by any Warrantholder to any person, provided that the Company has given its prior written consent to such transfer.

8.2

A Warrantholder has the right, with prior written notice, but without the consent of the Company, to transfer the 2023 Warrants in whole to a Permitted Transferee, subject to compliance with the provisions of Schedule 2 hereto.

8.3	Notwithstanding any other provisions of this instrument, no transfer shall be made to any person which is a Competitor of the Company or any other Group Company.

8.4	The provisions of Schedule 2 to this instrument shall regulate any transfer of a Warrant.

9	MODIFICATION AND CESSATION OF RIGHTS

9.1	This instrument may be modified only with the prior sanction of Consent.

9.2	This instrument ceases to have effect on the earlier of:

9.2.1	the date upon which all Subscription Rights have been exercised in full; and

9.2.2	the Final Date.

10	INFORMATION AND RIGHTS OF WARRANTHOLDER(S)

10.1	The Company shall:

10.1.1

at the request of the Warrantholder, send to each Warrantholder a copy of its annual reports and audited accounts together with all documents required by law to be annexed to that report at the same time they are provided to the holders of the Ordinary Shares;

10.1.2	at the request of the Warrantholder, send to each Warrantholder copies of any statements, notices or circulars sent to the holders of the Ordinary Shares; and

10.1.3

give to each Warrantholder written notice of its intention to declare or pay a dividend or other distribution on the Ordinary Shares no later than the date on which notice of the general meeting approving such dividend or distribution is sent to the holders of the Ordinary Shares.

10.2

The Warrantholder(s) may attend all general meetings of members of the Company and meetings of the holders of Ordinary Shares but may not vote at those meetings by virtue of or in respect of their holdings of 2023 Warrants.

10.3	Each Warrantholder shall keep confidential any information received by it in its capacity as a Warrantholder which is of a confidential nature except:

10.3.1	as required by law or any applicable regulations;

10.3.2	to the extent the information is in the public domain through no default of the Warrantholder; and

10.3.3	each Warrantholder will be entitled to divulge such information to any other Warrantholder and any proposed transferee of 2023 Warrants on the same terms as to confidentiality.

11	RESTRICTIONS ON AND UNDERTAKINGS OF THE COMPANY

11.1	For so long as the 2023 Warrants are outstanding, the Company will:

11.1.1

to the extent that the Company has a limit on its authorised share capital, keep available for issue and free from pre-emptive rights, out of its authorised but unissued share capital, such number of Warrant Shares as will enable the Subscription Rights of the Warrantholder(s) to be satisfied in full;

11.1.2

ensure that the Directors have all necessary authorisations and disapplications of pre-emption (including under the Companies Act) to allot such number of Warrant Shares as will enable the Subscription Rights of the Warrantholder(s) to be satisfied in full at any time;

11.1.3	notify the Warrantholder before cancelling the admission to trading of the Ordinary Shares on any Recognised Investment Exchange on which the Ordinary Shares are traded from time to time;

11.1.4

not make any issue, grant or distribution or take any other action the effect of which would be that on exercise of any of the Subscription Rights it would be required to issue Warrant Shares at a discount to their nominal value.

12	WARRANTIES

12.1	The Company warrants to the Warrantholder(s) that:

12.1.1	it has the power to execute and to perform its obligations under this instrument;

12.1.2	it has taken all action necessary to authorise the execution of, and the performance of its obligations under this instrument;

12.1.3

all Warrant Shares which may be issued upon the exercise of the rights represented by the 2023 Warrants will be, upon issuance, be duly authorised, validly issued and fully paid and free of any liens and encumbrances

13	NOTICES

Any notice to the Warrantholder(s) required for the purposes of any provision of this instrument shall be given in accordance with the provisions of paragraphs 10 to 13 (inclusive) of Schedule 2.

14	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this instrument shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this instrument. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

15	FURTHER ASSURANCE

The Company shall, at its own cost and expense, execute all such deeds and documents and do all such acts and things as may reasonably be required in order to give effect to this instrument, including vesting on issue the full legal and beneficial title to the Warrant Shares in the Warrantholder.

16	SEVERABILITY

Each of the provisions of this instrument is distinct and severable from the others and if at any time one or more of such provisions is or becomes valid, unlawful or unenforceable (whether wholly or to any extent), the validity, lawfulness and enforceability of the remaining provisions (or the same provision to any other extent) of this instrument shall not in any way be affected or impaired.

17	GOVERNING LAW

The provisions of this instrument and the Conditions and any dispute or claim arising out of or in connection with them (including any dispute or claim relating to non-contractual obligations) shall be subject to and governed by English law and the Company and the Warrantholder(s) submit to the exclusive jurisdiction of the English Courts in relation to any such dispute or claim.

The Company intends this instrument to be a deed poll and accordingly it or its duly authorised representatives execute and deliver it as such.

SCHEDULE 1

Form Of Warrant Certificate

MEREO BIOPHARMA GROUP PLC (“COMPANY”)

A company registered in England and Wales

under Company number 04206001

WARRANT CERTIFICATE

This certificate is issued pursuant to the warrant instrument issued by the Company on              2023 (“Warrant Instrument”). Words and expressions used in this certificate which are defined in the Warrant Instrument have the meanings given to them in the Warrant Instrument.

Certificate number:	[●]

Date of issue:	2023

Name and address of Warrantholder:	[●]

Number of Warrant Shares for which the Warrantholder may subscribe: [●].

This is to certify that the Warrantholder named above is the registered holder of the right to subscribe in cash for Warrant Shares at the subscription price set out above subject to the Articles and otherwise on the terms and conditions set out in the Warrant Instrument (a copy of which is available for inspection at the registered office of the Company).

This Warrant and the ordinary shares of the Company to be issued upon its exercise have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). This Warrant may not be exercised by or on behalf of any U.S. person unless registered under the Securities Act or an exemption from such registration is available.

By exercising this Warrant the Warrantholder hereby certifies that:

(A) It is not a U.S. person and the Warrant is not being exercised on behalf of a U.S. person; or

(B) Is providing a written opinion of counsel to the effect that the Warrant and the ordinary shares of the Company delivered upon exercise thereof have been registered under the Securities Act or are exempt from registration thereunder.

Executed as a DEED, but not delivered until the date specified on this instrument, by MEREO BIOPHARMA GROUP PLC acting by Director Director/Company Secretary	Director Director/Company Secretary

Schedule to the Warrant Certificate

Notice of Subscription

To: The Directors

MEREO BIOPHARMA GROUP PLC (“Company”)

This notice is issued pursuant to the warrant instrument issued by the Company on                      (“Warrant Instrument”). Words and expressions used in this notice which are defined in the Warrant Instrument have the meanings given to them in the Warrant Instrument.

We hereby irrevocably elect to exercise [number] 2023 Warrants issued to us by the Company pursuant to the Warrant Instrument and purchase thereunder (and surrender herewith the relevant warrant certificate) as follows:

(1)

(A)	Warrant Shares to be issued to the Warrantholder (or its nominee or trustee) as Ordinary Shares pursuant to the Warrant Instrument;

(B)	Warrant Shares to be issued to the custodian of the Depositary for delivery to the Warrantholder as ADSs pursuant to the Warrant Instrument.

(2) We hereby confirm that we will procure payment in the sum of £[amount] being the aggregate Subscription Price for such Warrant Shares.

We direct the Company:

[use for a request under option (1)(A) above] to issue [number] of Ordinary Shares to be issued pursuant to this exercise in the following numbers to the following proposed allottees, each of which is either a Warrantholder, a nominee or trustee of a Warrantholder or a transferee of one of those persons approved in accordance with clause 8.1 of the Warrant Instrument]

Number/percent age of shares	Name of proposed allottee	Address of proposed allottee
1

[AND/OR] use for a request under option (1)(B) above] to issue, allot, and deposit [number] of Ordinary Shares to be issued pursuant to this exercise to the custodian (or its nominee) of the Depositary and that following such issuance and deposit, to direct the Depositary to issue an amount of ADSs via DTC in accordance with the Issuance and Delivery Instruction corresponding to this Notice of Subscription.

The Warrantholder represents and warrants that this Notice of Subscription has been duly signed and constitutes a valid and binding act to exercise the said 2023 Warrants.

Place and date:

Name of Warrantholder:

By:

Title:

The above exercise is acknowledged and accepted.

Place and date:

MEREO BIOPHARMA GROUP PLC

By:

Title:

SCHEDULE 2

Conditions

1	An accurate Register will be kept and maintained at all times by the Company at its registered office and there shall be entered in the Register:

1.1	the names and addresses of the persons for the time being entitled to be registered as the holders of the 2023 Warrants;

1.2	the number of 2023 Warrants held for the time being by every registered holder; and

1.3	the date on which the name of every registered holder is entered in the Register in respect of the 2023 Warrants in its name.

2

Any change in the name or address of any Warrantholder shall promptly be notified to the Company which shall cause the Register to be altered accordingly. The Warrantholders or any of them and any person authorised by any Warrantholder shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from it or any part of it.

3

The Company shall be entitled to treat each Warrantholder as the absolute owner of a 2023 Warrant and accordingly shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a 2023 Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.

4

Each Warrantholder will be recognised by the Company as entitled to the 2023 Warrants free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the 2023 Warrants.

5	Each transfer of a 2023 Warrant shall be made by an instrument of transfer in the usual or common form or in any other form which may be approved for the time being by the Directors.

6

The instrument of transfer of a 2023 Warrant shall be executed by or on behalf of the transferor but need not be executed by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the 2023 Warrant until the name of the transferee is entered in the Register in respect of the 2023 Warrant being transferred.

7

The Directors may decline to recognise any instrument of transfer of a 2023 Warrant unless the instrument is deposited at the registered office of the Company accompanied by the Warrant Certificate for the 2023 Warrant to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The Directors may waive production of any Warrant Certificate upon production to them of satisfactory evidence of the loss or destruction of the Warrant Certificate together with such indemnity as they may require.

8	No fee shall be charged for any registration of a transfer of a 2023 Warrant or for the registration of any other documents which in the opinion of the Directors require registration.

9	The registration of a transfer shall be conclusive evidence of the approval by the Directors of such a transfer.

10

Each Warrantholder shall register with the Company an address to which notices can be sent. If any Warrantholder fails to register an address with the Company, notice may be given to that Warrantholder by sending it by any of the methods referred to in paragraph 11 of this Schedule 2 to that Warrantholder’s last known place of business or residence or, if none, by exhibiting it for three days at the registered office for the time being of the Company.

11

Notices and other communications to Warrantholders may be given by personal delivery, prepaid letter by first class post or, subject to clause 1.3 of this instrument, fax or email. In proving service of any notice or other communication sent by post, it shall be sufficient to prove that the envelope containing the notice or other communication was properly addressed and stamped and was deposited in a post box or at the post office.

12	A notice or other communication given pursuant to the provisions of paragraph 11 of this Schedule 2 shall be deemed to have been served:

12.1	at the time of delivery, if delivered personally to the registered address; and

12.2	on the second Business Day following its posting, if sent by prepaid letter by first class post to an address in the United Kingdom.

13

All notices and other communications with respect to 2023 Warrants standing in the names of joint registered holders shall be given to whichever of such persons is named first in the Register and such notice so given shall be sufficient notice to all the registered holders of such 2023 Warrants.

14

Any person who, whether by operation of law, transfer or other means whatsoever, shall become entitled to any 2023 Warrant, shall be bound by every notice in respect of such 2023 Warrant which, prior to its name and address being entered on the Register, shall have been duly given to the person from which it derives its title to such Warrant.

15

When a given number of days’ notice or notice extending over any other period is required to be given, the day of service shall be included but the day upon which such notice will expire shall not be included in such number of days or other period. The signature to any notice to be given by the Company may be written or printed.

Schedule 3

ADS Issuance and Delivery Instruction

[DATE]

Citibank, N.A., as Depositary

388 Greenwich Street

New York, New York 10013

Attn.: Mr. Brian M. Teitelbaum (brian.m.teitelbaum@citi.com)

With a copy simultaneously delivered to:

Citibank, N.A., London Branch

25 Canada Square

Canary Wharf

London E14 5LB, England

Attn.: UK Custody Settlements

Custody Team (uksettlements@citi.com)

Re: Issuance and Delivery Instruction - Mereo BioPharma Group plc (CUSIP No.: 589492107) – Deposit & Hold

Dear Sirs:

Reference is made to the Deposit Agreement, dated as of April 23, 2018, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Mereo BioPharma Group plc, a public limited company incorporated under the laws of England and Wales and its successors (the “Company”), Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

In accordance with the terms and subject to the limitations set forth in the Deposit Agreement, promptly following the Depositary’s receipt of confirmation from the Custodian that the Custodian has received a deposit of the number of Shares specified below made by the Company for the benefit of the undersigned holder thereof (the “Holder” and together with the Company, the “Undersigned”), the Undersigned hereby jointly instruct the Depositary, and the Depositary hereby agrees:

(i) to promptly accept for deposit the number of Shares and issue the number of ADSs as specified below:

Number of Shares deposited:	Shares

Number of ADSs (CUSIP No.: 589492107; each ADS representing five (5) Shares to be issued:	ADSs

and (ii) to promptly deliver such Program ADSs, as follows:

Name of DTC Participant to which the ADSs are to be delivered:

DTC Participant Account No.:

Account No. for recipient of ADSs at DTC

Participant (f/b/o/ information):

Name on whose behalf the above number of ADSs are to be issued and delivered:

Contact person at DTC Participant:

Daytime telephone number of contact person at

DTC:

The Company hereby confirms and certifies that (A) the above Shares represented by ADSs may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to an exemption from the registration requirements of the Securities Act, or (B) a registration statement (the “Registration Statement”) has been filed with the U.S. Securities and Exchange Commission (the “Commission”) to register the resale of the above Shares represented by ADSs and is effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Commission, and such ADSs will be freely transferable following the issuance thereof by the Depositary, and there are no legal restrictions on subsequent transfers of the ADSs to be issued hereunder under the laws of England and Wales or the United States.

The Holder hereby represents and covenants to, and for the benefit of, the Depositary and Citibank, N.A. - London Branch (the “Custodian”), that (i) the Holder is not an “affiliate” of the Company as that term is defined in Rule 144 promulgated by the Commission under the Securities Act and has not been an affiliate at any time during the 90 days immediately preceding the date hereof, and (ii) all stamp duty taxes, including, without limitation, the U.K. Stamp Duty Reserve Tax (“SDRT”), will be paid in full and on a timely basis to the extent such taxes are payable in respect of the deposit of the Shares and the issuance and delivery of the ADSs as contemplated herein.

Each of the Holder and, to the extent it is not unlawful for the Company to do so under the applicable laws of England and Wales, the Company agrees to indemnify the Depositary and the Custodian for, and to hold the Depositary and the Custodian harmless against, all losses, liabilities, taxes, charges, penalties or expenses (including reasonable legal fees and disbursements), incurred by the Depositary and/or by the Custodian or to which the Depositary and/or the Custodian may become subject to and arising directly or indirectly from the failure by any person to pay (or discharge) any applicable stamp duty taxes, including, without limitation, SDRT, or any other similar duty or tax in connection with the deposit of the Shares and the issuance and delivery of the ADSs as contemplated herein, save to the extent that such losses, liabilities, taxes, charges, penalties or expenses are due to the negligence or bad faith of the Custodian or the Depositary.

[HOLDER]	MEREO BIOPHARMA GROUP PLC

By:	By:
Name:	Name:
Title:	Title:

SIGNATURE PAGE

Executed as a DEED, but not delivered until the date specified on this instrument, by MEREO BIOPHARMA GROUP PLC acting by Director Director/Company Secretary	Director Director/Company Secretary